Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports First Quarter 2015 Financial Results and Provides Corporate Update

Management to host webcast and conference call today at 4:30 p.m. EDT

CHAPEL HILL, N.C. – April 30, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter ended March 31, 2015 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 4:30 p.m. EDT.

First Quarter 2015 and Recent Corporate Highlights

•	In April 2015, investigators presented abstracts and select data from clinical and scientific studies of solithromycin at the European Congress of Clinical Microbiology (ECCMID) in Copenhagen, Denmark. Two studies with Taksta™ (fusidic acid) were also presented. Additionally, Cempra made a presentation on solithromycin at the 2015 Pediatric Academic Societies (PAS) Annual Meeting in San Diego. This pediatric study was funded by BARDA (Biomedical Advanced Research Development Authority).

•	A Phase 1b clinical trial in newborn to 17 year old pediatric patients began during the first quarter with funding from BARDA. The study is designed to enroll patients who will receive oral capsules, oral suspension or IV dosage forms of solithromycin. This program represents the first development of a pediatric suspension formulation of an antibiotic for respiratory tract infections in over 20 years.

•	In January 2015, Cempra reported positive topline results from Solitaire-Oral, a global, pivotal Phase 3 clinical trial of solithromycin oral capsules in community acquired bacterial pneumonia (CABP). Solithromycin met the primary objective of statistical non-inferiority of the early clinical response at 72 hours after initiation of therapy compared to moxifloxacin in the intent-to-treat (ITT) population. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up visit, 5-10 days after the end of therapy in the ITT, mITT (ITT population with microbial isolates) and clinically evaluable populations.

•	Cempra completed a public offering of 6,037,500 shares of common stock in January 2015 at $24.50 per share, inclusive of the full exercise by the underwriters to purchase additional shares at the public offering price. Net proceeds from the offering totaled $138.8 million after underwriting discounts and commissions and other offering expenses.

“Cempra is off to a great start in 2015 and I am pleased that we have achieved enrollment of 610 patients in the Solitaire IV Phase 3 clinical trial in CABP,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We are focused on our clinical development priorities which also include our Phase 3 Solitaire-U trial, a Phase 1b solithromycin pediatric trial, and the initiation of a Phase 3 program for Taksta. Our initial commercial preparations for solithromycin are also underway as we continue our market research activities to assess the commercial potential for this exciting new antibiotic.”

Upcoming Clinical Development Milestones

Solithromycin

•	Solitaire-IV: Patient enrollment for Phase 3 continues
•	Solitaire-U: Patient enrollment for Phase 3 continues
•	Solithromycin pediatric: Patient enrollment for Phase 1b continues
•	2015: Initiate a Phase 2 trial in chronic obstructive pulmonary disease (COPD).
•	2015: Initiate a Phase 2 trial in nonalcoholic steatohepatitis (NASH).

Taksta

•	2015: Continue discussion with the U.S. Food and Drug Administration (FDA) to finalize protocols for the Phase 3 development of Taksta in refractory bone and joint infections and in acute bacterial skin and skin structure infections.

Financial Results for the Three Months Ended March 31, 2015

For the quarter ended March 31, 2015, Cempra reported a net loss of $17.4 million, or $0.41 per share, compared to a net loss of $17.0 million, or $0.51 per share, for the same period in 2014. An increase in R&D and G&A expenses were mitigated by a $10.0 million non-clinical milestone payment from our Japanese partner, Toyama, which was booked in the first quarter as revenue.

Research and development expense in the first quarter was $26.1 million, an increase of 59.1% compared to the same quarter in 2014. The higher R&D expense was primarily due to the order of active pharmaceutical ingredient (API) necessary to support the launch of solithromycin as we begin our commercial readiness activities. General and administrative expense was $4.7 million, a 46.9% increase compared to the quarter ended March 31, 2014, driven primarily by early marketing and commercialization costs as we begin our commercial readiness activities.

As of March 31, 2015, Cempra had cash and equivalents of $209.1 million and 43.6 million shares outstanding. These figures include the net proceeds from our January 2015 public offering of $138.7 million and the concurrent increase in our number of shares outstanding.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT today. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number: 27066886.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin has also entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets
(in thousands)
Assets	March 31, 2015	December 31, 2014
Current assets
Cash and equivalents	209,118	99,113
Receivables	14,218	2,350
Prepaid expenses	2,518	3,388

Total current assets	225,854	104,851

Furniture, fixtures and equipment, net	141	113
Deposits	346	346

Total assets	226,341	105,310
Liabilities
Current liabilities
Accounts payable	10,852	11,894
Accrued expenses	525	1,002
Accrued payroll and benefits	564	1,596
Deferred revenue	—	—
Warrant liability	—	—
Current portion of long-term debt	5,021	3,594

Total current liabilities	16,962	18,086

Deferred revenue	11,326	11,326
Long-term debt	13,635	14,878

Total liabilities	41,923	44,290

Commitments and Contingencies
Shareholders’ Equity (Deficit)
Common stock	43	37
Additional paid-in capital	429,701	288,893
Deficit accumulated during the development stage	(245,326)	(227,910)

Total shareholders’ equity	184,418	61,020
Total liabilities and shareholders’ equity	226,341	105,310

Condensed Consolidated Statement of Operations
(unaudited; in thousands, except loss per share data)
	Three Months Ended March 31,
	2015	2014
Revenues	13,963	3,083

Operating Expenses
R&D	26,117	16,384
G&A	4,650	3,189

Total Operating Expenses	30,767	19,573

Loss from operations	(16,804)	(16,490)

Other income (expense), net	(612)	(531)

Net loss and comprehensive loss	(17,416)	(17,021)
Net loss attributable to common shareholders	(17,416)	(17,021)

Basic and diluted net loss per share	(0.41)	(0.51)
Basic and diluted weighted average shares	42,671	33,201

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

###